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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

      The following table sets forth the direct and indirect subsidiaries of First McMinnville Corporation at December 31, 2004. Such subsidiary is wholly owned by the Company and it is included in the Company's consolidated financial statements:

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                                                        JURISDICTION OF      PERCENTAGE OF VOTING
                      SUBSIDIARY                        INCORPORATION          SECURITIES OWNED
The First National Bank of McMinnville                     Federal                   100%

First Community Title & Escrow Company                     Tennessee                 100%(1)

(1)Owned by The First National Bank of McMinnville
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